Exhibit 5.1

[BB&T Corporation Letterhead]

August 3, 2015

BB&T Corporation

200 West Second Street

Winston-Salem, NC 27101

Re:	Post-Effective Amendment No. 1 to Form S-4 on Form S-3

Ladies and Gentlemen:

I am Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer of BB&T Corporation, a financial holding company that is subject to regulation under the Bank Holding Company Act of 1956, as amended, and is organized under the laws of the State of North Carolina (the “Company”). I am familiar with Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (such Registration Statement, as amended or supplemented, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to up to 475,000 shares of the Company’s common stock, par value $5.00 per share (the “Shares”), that may be issued upon the exercise of certain outstanding equity awards held by certain individuals who qualify as former employees or directors of Susquehanna Bancshares, Inc. or its subsidiaries immediately prior to the acquisition of Susquehanna Bancshares, Inc. by the Company. This opinion is provided pursuant to the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I and attorneys on my staff who are licensed to practice law in North Carolina have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as we have deemed relevant, I am of the opinion that when the Registration Statement has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Shares have been duly issued as contemplated by the Registration Statement, the Shares offered pursuant to the Registration Statement will be validly issued, fully paid and nonassessable).

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Opinion.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely, /s/ Robert J. Johnson, Jr.
Robert J. Johnson, Jr. Senior Executive Vice President, General Counsel, Secretary and Chief Corporate Governance Officer